Exhibit 99.1

For Immediate Release

APTEVO THERAPEUTICS REPORTS 2016 FINANCIAL RESULTS

AND PROVIDES BUSINESS UPDATE

Advances Multiple Clinical and Preclinical Candidates Based on the Company’s

Novel ADAPTIR™ Protein Therapeutic Platform

Achieves 30% Increase in Year-Over-Year Product Sales Revenue

SEATTLE, WA – March 31, 2017 -- Aptevo Therapeutics Inc. (Nasdaq: APVO), a biotechnology company focused on developing novel oncology and hematology therapeutics, today reported its financial results for the year ended December 31, 2016 and provided an update on its commercial portfolio and pipeline programs.

“Following the successful completion of our spin-off from Emergent BioSolutions (Emergent), Aptevo commenced operations in August 2016 as an independent company with a finely-tuned agenda and focused mission to serve our patients and shareholders,” said Marvin L. White, President and Chief Executive Officer.  “The combination of our novel ADAPTIR™ protein therapeutic platform with multiple clinical and preclinical candidate opportunities and a well-established commercial product portfolio makes Aptevo well positioned to leverage the opportunities inherent in our commercial and R&D portfolios to unlock value for shareholders.”

2016 Operational Highlights

Commercial Portfolio:

•	Achieved 30% increase in year-over-year product sales revenue
•	Continued to expand awareness of IXINITY within the Hemophilia B community following its U.S. launch in mid-2015
•	Resolved ongoing bulk drug substance manufacturing challenges and resumed routine manufacturing operations, which the company believes will avert a supply interruption of IXINITY

Pipeline:

•	Initiated the amendment to a Phase 1 continuous infusion, dose escalation study of MOR209/ES414 to evaluate safety and tolerability in patients with metastatic castration-resistant prostate cancer

•

Published positive Phase 2 data from a study of otlertuzumab combined with bendamustine in the British Journal of Haematology, showing a significant increase in median progression free survival, from approximately 10 months to 16 months in patients receiving combination therapy

•	Prepared to begin a Phase 1b study of otlertuzumab in combination with ibrutinib in patients with relapsed/refractory chronic lymphocytic leukemia (CLL)
•	Optimized new preclinical ADAPTIR candidate, APVO436, targeting the cell-surface receptor CD123, which is highly expressed in multiple hematological malignancies
•

Presented preclinical data at the American Association for Cancer Research (AACR) Annual Meeting showing inhibition of tumor growth and an improvement in overall survival in preclinical models of triple negative breast cancer with a ROR1 ADAPTIR bispecific candidate

Corporate:

•	Completed the spin-off from Emergent in August 2016
•	Secured $65 million in non-dilutive funding from Emergent to support advancement of Aptevo’s commercial and pipeline programs
•	Strengthened Aptevo’s financial position securing an additional $35 million in a term-loan financing with MidCap Financial; received the first tranche ($20 million) in August 2016

“Looking ahead, we expect 2017 to be a productive and exciting year for Aptevo,” commented Mr. White.  “First, we anticipate reporting preliminary top-line data from our ongoing Phase 1 clinical trial of MOR209/ES414. We are also making significant progress advancing multiple preclinical ADAPTIR candidates focused on highly attractive molecular targets.  Recently, we announced the selection of new optimized bispecific candidates targeting CD123, a cell surface receptor highly expressed in several hematological malignancies.  Later in 2017 we will be providing more information around upcoming IND filings for these candidates and other ADAPTIR molecules.  In addition, we will be presenting new preclinical data at the AACR Annual Meeting in April.  Finally, we continue to actively explore new partnership and collaboration opportunities around our ADAPTIR platform.”

“With the manufacturing challenges around IXINITY now behind us, we anticipate returning IXINITY to its growth trajectory in 2017 and are aggressively resuming new patient acquisition efforts as we believe we have sufficient inventory to supply patients through May when new supply is introduced.  We see significant opportunity to grow market share for IXINITY in the coming months and years, as recognition of the value of the increased dosing flexibility offered by IXINITY continues to grow among people with Hemophilia B,” concluded Mr. White.

Financial Results

For the year ended December 31, 2016 Aptevo’s product sales revenue increased by $8.3 million, or 30%, to $36.3 million from $27.9 million for the year ended December 31, 2015. The increase was primarily related to revenue associated with IXINITY, which increased by $8.8 million in 2016, along with an increase in unit sales of VARIZIG, offset by a decrease in HepaGam B revenue in 2016.

Cost of product sales for the year ended December 31, 2016 was $24.2 million, an increase of $7.2 million, or 43%, compared to $16.9 million for the year ended December 31, 2015. Gross margin decreased due to the ongoing challenges with the manufacture of IXINITY.   In 2016, $7.1 million in manufacturing costs associated with the unsuccessful manufacturing of IXINITY were written off and included in cost of product sales. The remaining increase in cost of product sales for the year was primarily due to costs related to increased IXINITY product sales.

Research and development expenses decreased by $5.2 million, or 15%, to $29.5 million for the year ended December 31, 2016 from $34.7 million for the year ended December 31, 2015. The decrease in research and development expenses in 2016 is primarily due to a decrease in manufacturing process development activities and the timing of various clinical trial activities in 2016.

Selling, general and administrative expenses decreased by $4.4 million, or 13%, to $38.7 million for the year ended December 31, 2016 from $43.0 million in 2015.  The decrease was primarily due to higher costs in 2015 associated with IXINITY sales and marketing and Emergent’s pre-spin overhead allocation to Aptevo, slightly offset by increased initial costs associated with Aptevo’s spin-off activities in 2016.

During the period between Aptevo’s spin-off date (August 1, 2016) and September 30, 2016, Aptevo experienced a significant decline in its market capitalization.  Based on this, Aptevo concluded that sufficient indicators existed to require an assessment of goodwill and indefinite-lived intangible assets as of September 30, 2016.  As a result, on September 30, 2016, Aptevo recorded a one-time, non-cash impairment charge of approximately $71.0 million related to the impairment of otlertuzumab.  Aptevo also recorded a tax benefit of $15.3 million due to the release of a deferred tax liability. This resulted in a net, non-cash impact of $55.7 million.

Aptevo’s net loss for the year ended December 31, 2016, including the impairment, was $112.4 million or ($5.55) per share, compared to $59.3 million or ($2.93) per share for the year ended December 31, 2015.

At December 31, 2016, Aptevo had cash, cash equivalents, restricted cash and short term investments totaling approximately $54.9 million.  On January 13, 2017 Aptevo reported the receipt of a $20.0 million cash payment from Emergent, pursuant to a promissory note granted as a result of the spin-off, bringing Aptevo’s total cash position to approximately $75 million at the beginning of 2017.

Restatement

In the course of preparing Aptevo’s audited financial statements for the year ended December 31, 2016, Aptevo identified errors that existed in the financial statements at December 31, 2015 and in the quarterly periods March 31, 2016, June 30, 2016 and September 30, 2016 related to the accounting treatment of certain deferred tax liabilities. The errors required the restatement of Aptevo’s previously issued financial statements as follows:

•

Adjustments to the balance sheets as of December 31, 2015, March 31, 2016 and June 30, 2016 to increase deferred tax liabilities by $15.3 million and to make a corresponding $15.3 million increase in goodwill; and

•

Adjustments to the statement of operations for the three and nine months ended September 30, 3016 to increase each of (i) the amount of impairment expense, (ii) loss from operations, (iii) loss before income tax and (iv) benefit from income tax by $15.3 million.  Net loss is not affected by these adjustments.

Aptevo does not intend to file amendments to any prior SEC filings for the periods through September 30, 2016.  For additional information, please see Aptevo’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Current Report on Form 8-K both filed today with the SEC.

Financial Tables Follow

Aptevo Therapeutics Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2016	2015 (Restated)
ASSETS
Current assets:
Cash and cash equivalents	$9,676	$4,637
Restricted cash	400	—
Short-term investments	44,849	—
Accounts receivable, net	4,284	6,456
Inventories	6,639	20,322
Income tax receivable, net	—	1,376
Prepaid expenses and other current assets	5,566	2,343
Total current assets	71,414	35,134
Property and equipment, net	5,910	4,179
In-process research and development	—	41,800
Intangible assets, net	14,534	17,441
Goodwill	—	29,213
Total assets	$91,858	$127,767
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$11,489	$10,084
Accrued compensation	4,009	3,334
Contingent consideration, current portion	—	444
Sales rebates and discounts	3,235	2,238
Deferred revenue, current portion	811	3,843
Total current liabilities	19,544	19,943

Deferred revenue, net of current portion	2,896	3,318
Long-term debt, net	18,383	—
Deferred income taxes	—	15,817
Other liabilities	469	71
Total liabilities	41,292	39,149

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 20,271,737 and zero shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	20	—
Additional paid-in capital	151,271	—
Accumulated other comprehensive income	(33)	—
Contribution receivable from former parent	(20,000)	—
Former parent investment in subsidiary	—	320,606
Accumulated deficit	(80,692)	(231,988)
Total stockholders' equity	50,566	88,618
Total liabilities and stockholders' equity	$91,858	$127,767

Aptevo Therapeutics Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2016	2015
Revenues:
Product sales	$36,254	$27,947
Collaborations	180	5,654
Total revenues	36,434	33,601
Costs and expenses:
Cost of product sales	24,182	16,933
Research and development	29,518	34,726
Selling, general and administrative	38,666	43,042
Impairment of goodwill and intangible assets	71,013	—
Loss from operations	(126,945)	(61,100)
Other income (expense):
Other income (expense), net	(810)	(237)
Total other income (expense), net	(810)	(237)
Loss before income taxes	(127,755)	(61,337)
Benefit from income taxes	15,340	2,020
Net loss	(112,415)	(59,317)

Net loss per share - basic and diluted	$(5.55)	$(2.93)
Shares used to compute net loss per share - basic and diluted	20,239,160	20,229,849

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a biotechnology company focused on novel oncology and hematology therapeutics to meaningfully improve patients’ lives. Aptevo’s core technology is the ADAPTIR™ (modular protein technology) platform. Aptevo has four commercial products in the areas of hematology and infectious diseases, as well as various investigational stage product candidates in immuno-oncology.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including, without limitation, statements regarding Aptevo’s outlook, financial performance or financial condition, our technology and related pipeline, collaboration and partnership opportunities, commercial portfolio, Aptevo’s future growth rates, Aptevo’s ability to timely manufacture its products, and any other statements containing the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “forecasts,” “estimates,” “will” and similar expressions are forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including possible negative effects on our business operations, assets or financial results as a result of the separation; a deterioration in our business or prospects; the ability of our contractors and suppliers to supply product and materials;  our ability and the ability of our contractors and suppliers to maintain compliance with cGMP and other regulatory obligations; the results of regulatory inspections; adverse developments in our customer-base or markets and our ability to retain patients; adverse developments in the U.S. or global capital markets, credit markets or economies generally; and changes in regulatory, social and political conditions. Additional risks and factors that may affect results are set forth in our filings with the Securities and Exchange Commission, including Aptevo’s most recent Annual Report on Form 10-K, as filed on March 31, 2017. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement.

Source:

Aptevo Therapeutics
Stacey Jurchison

Senior Director, Investor Relations and Corporate Communications

206-859-6628
JurchisonS@apvo.com